Exhibit 99.2
Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of W. P. Carey Inc. on Form S-4 and in the Proxy Statement/Prospectus of W. P. Carey Inc. and Corporate Property Associates 18 – Global Incorporated, which is part of the Registration Statement, of our written opinion, dated February 27, 2022, appearing as Annex B to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Reasons for the Merger”, “Opinion of Financial Advisor to the Special Committee of CPA:18 – Global”, “Background of the Merger”, “CPA:18 – Global’s Reasons for the Merger” and “Opinion of Financial Advisor to the Special Committee of CPA:18 – Global.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ James Collins
	Name:	James Collins
	Title:	Managing Director

New York, New York
April 4, 2022